                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 4)

                         Cablevision Systems Corporation
                         -------------------------------
                                (Name of Issuer)


                 Cablevision NY Group Class A Common Stock, par
                              value $.01 per share
                   Rainbow Media Group Class A Common Stock,
                            par value $.01 per share
                 ----------------------------------------------
                         (Title of Class of Securities)

             Cablevision NY Group Class A Common Stock: 12686C-10-9
              Rainbow Media Group Class A Common Stock: 12686C-844
             ------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                    [ ]  Rule 13d-1(b)

                    [X]  Rule 13d-1(c)

                    [ ]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.                            13G
--------------------------------------------------------------------------------
  1    Name of Reporting Person                                Dolan Family LLC

       I.R.S. Identification Nos. of above persons (entities only)   11-3519521
--------------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group                 (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
  3    SEC Use Only


--------------------------------------------------------------------------------
  4    Citizenship or Place of Organization                            Delaware


--------------------------------------------------------------------------------
                    5    Sole Voting Power
    Number of            Cablevision Class A Common Stock                     0
                         Rainbow Media Group Class A Common Stock             0
     Shares         ------------------------------------------------------------
                    6    Shared Voting Power
  Beneficially           Cablevision Class A Common Stock                     0
                         Rainbow Media Group Class A Common Stock             0
    Owned by        ------------------------------------------------------------
                    7    Sole Dispositive Power
      Each               Cablevision Class A Common Stock                     0
                         Rainbow Media Group Class A Common Stock             0
    Reporting       ------------------------------------------------------------
                    8    Shared Dispositive Power
   Person With           Cablevision Class A Common Stock             5,000,000
                         Rainbow Media Group Class A Common Stock     2,500,000
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned by Each Reporting Person
       Cablevision Class A Common Stock                               5,000,000
       Rainbow Media Group Class A Common Stock                       2,500,000
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       Cablevision Class A Common Stock                                    [X]*
       Rainbow Media Group Class A Common Stock                            [X]*
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)
       Cablevision Class A Common Stock                                    3.6%
       Rainbow Media Group Class A Common Stock                            3.3%
--------------------------------------------------------------------------------
 12    Type of Reporting Person                                              OO

--------------------------------------------------------------------------------

*Dolan Family LLC disclaims beneficial ownership of 6,065,620 shares of Cablevision Class A Common Stock and 3,032,810 shares of Rainbow Media Group Class A Common Stock owned by other Reporting Persons as to which the Dolan Family LLC has no voting or dispositive power.

--------------------------------------------------------------------------------
  1    Names of Reporting Persons    Kathleen M. Dolan, individually and as
                                     Trustee for Dolan Descendants Trust,
                                     Dolan Progeny Trust, Dolan Grandchildren
                                     Trust, Dolan Spouse Trust, DC Kathleen
                                     Trust, and as Director of Dolan Children's
                                     Foundation

       I.R.S. Identification Nos. of above persons
       (entities only)                                           Not Applicable
--------------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group                 (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
  3    SEC Use Only


--------------------------------------------------------------------------------
  4    Citizenship or Place of Organization                              U.S.A.


--------------------------------------------------------------------------------
                    5    Sole Voting Power
    Number of            Cablevision Class A Common Stock                 4,000
                         Rainbow Media Group Class A Common Stock         2,000
     Shares         ------------------------------------------------------------
                    6    Shared Voting Power
  Beneficially           Cablevision Class A Common Stock             7,437,552
                         Rainbow Media Group Class A Common Stock     3,718,776
    Owned by        ------------------------------------------------------------
                    7    Sole Dispositive Power
      Each               Cablevision Class A Common Stock                 4,000
                         Rainbow Media Group Class A Common Stock         2,000
    Reporting       ------------------------------------------------------------
                    8    Shared Dispositive Power
   Person With           Cablevision Class A Common Stock             7,437,552
                         Rainbow Media Group Class A Common Stock     3,718,776
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned by Each Reporting Person
       Cablevision Class A Common Stock                               7,441,552
       Rainbow Media Group Class A Common Stock                       3,720,776
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       Cablevision Class A Common Stock                                    [X]*
       Rainbow Media Group Class A Common Stock                            [X]*
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)
       Cablevision Class A Common Stock                                    5.3%
       Rainbow Media Group Class A Common Stock                            4.8%
--------------------------------------------------------------------------------
 12    Type of Reporting Person                                              IN

--------------------------------------------------------------------------------

*Kathleen M. Dolan, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 3,624,068 shares of Cablevision Class A Common Stock and 1,812,034 shares of Rainbow Media Group Class A Common Stock owned by other Reporting Persons as to which she has no voting or dispositive power.

--------------------------------------------------------------------------------
  1    Names of Reporting Persons    Marianne Dolan Weber, individually and as
                                     Trustee for Dolan Descendants Trust,
                                     Dolan Progeny Trust, Dolan Grandchildren
                                     Trust, Dolan Spouse Trust, DC Marianne
                                     Trust and as Director of Dolan Children's
                                     Foundation

       I.R.S. Identification Nos. of above persons
       (entities only)                                           Not Applicable
--------------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group                 (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
  3    SEC Use Only


--------------------------------------------------------------------------------
  4    Citizenship or Place of Organization                              U.S.A.


--------------------------------------------------------------------------------
                    5    Sole Voting Power
    Number of            Cablevision Class A Common Stock                 4,000
                         Rainbow Media Group Class A Common Stock         2,000
     Shares         ------------------------------------------------------------
                    6    Shared Voting Power
  Beneficially           Cablevision Class A Common Stock             7,402,228
                         Rainbow Media Group Class A Common Stock     3,701,114
    Owned by        ------------------------------------------------------------
                    7    Sole Dispositive Power
      Each               Cablevision Class A Common Stock                 4,000
                         Rainbow Media Group Class A Common Stock         2,000
    Reporting       ------------------------------------------------------------
                    8    Shared Dispositive Power
   Person With           Cablevision Class A Common Stock             7,402,228
                         Rainbow Media Group Class A Common Stock     3,701,114
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned by Each Reporting Person
       Cablevision Class A Common Stock                               7,406,228
       Rainbow Media Group Class A Common Stock                       3,703,114
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       Cablevision Class A Common Stock                                    [X]*
       Rainbow Media Group Class A Common Stock                            [X]*
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)
       Cablevision Class A Common Stock                                    5.3%
       Rainbow Media Group Class A Common Stock                            4.8%
--------------------------------------------------------------------------------
 12    Type of Reporting Person                                              IN

--------------------------------------------------------------------------------

*Marianne Dolan Weber, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 3,659,392 shares of Cablevision Class A Common Stock and 1,829,696 shares of Rainbow Media Group Class A Common Stock owned by other Reporting Persons as to which she has no voting or dispositive power.

--------------------------------------------------------------------------------
  1    Names of Reporting Persons    Deborah Dolan-Sweeney, individually and as
                                     Trustee for Dolan Descendants Trust,
                                     Dolan Progeny Trust, Dolan Grandchildren
                                     Trust, Dolan Spouse Trust, DC Deborah
                                     Trust and as Director of Dolan Children's
                                     Foundation

       I.R.S. Identification Nos. of above persons
       (entities only)                                           Not Applicable
--------------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group                 (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
  3    SEC Use Only


--------------------------------------------------------------------------------
  4    Citizenship or Place of Organization                              U.S.A.


--------------------------------------------------------------------------------
                    5    Sole Voting Power
    Number of            Cablevision Class A Common Stock                 4,000
                         Rainbow Media Group Class A Common Stock         2,000
     Shares         ------------------------------------------------------------
                    6    Shared Voting Power
  Beneficially           Cablevision Class A Common Stock             7,437,552
                         Rainbow Media Group Class A Common Stock     3,718,776
    Owned by        ------------------------------------------------------------
                    7    Sole Dispositive Power
      Each               Cablevision Class A Common Stock                 4,000
                         Rainbow Media Group Class A Common Stock         2,000
    Reporting       ------------------------------------------------------------
                    8    Shared Dispositive Power
   Person With           Cablevision Class A Common Stock             7,437,552
                         Rainbow Media Group Class A Common Stock     3,718,776
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned by Each Reporting Person
       Cablevision Class A Common Stock                               7,441,552
       Rainbow Media Group Class A Common Stock                       3,720,776
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       Cablevision Class A Common Stock                                    [X]*
       Rainbow Media Group Class A Common Stock                            [X]*
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)
       Cablevision Class A Common Stock                                    5.3%
       Rainbow Media Group Class A Common Stock                            4.8%
--------------------------------------------------------------------------------
 12    Type of Reporting Person                                              IN

--------------------------------------------------------------------------------

*Deborah Dolan-Sweeney, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 3,624,068 shares of Cablevision Class A Common Stock and 1,812,034 shares of Rainbow Media Group Class A Common Stock owned by other Reporting Persons as to which she has no voting or dispositive power.

--------------------------------------------------------------------------------
  1    Names of Reporting Persons    Paul J. Dolan, individually and as Trustee
                                     for Dolan Descendants Trust, Dolan Progeny
                                     Trust, Dolan Grandchildren Trust, Dolan
                                     Spouse Trust, DC James Trust and DC
                                     Kathleen Trust

       I.R.S. Identification Nos. of above persons
       (entities only)                                           Not Applicable
--------------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group                 (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
  3    SEC Use Only


--------------------------------------------------------------------------------
  4    Citizenship or Place of Organization                              U.S.A.


--------------------------------------------------------------------------------
                    5    Sole Voting Power
    Number of            Cablevision Class A Common Stock                14,000
                         Rainbow Media Group Class A Common Stock         7,000
     Shares         ------------------------------------------------------------
                    6    Shared Voting Power
  Beneficially           Cablevision Class A Common Stock             7,479,208
                         Rainbow Media Group Class A Common Stock     3,739,604
    Owned by        ------------------------------------------------------------
                    7    Sole Dispositive Power
      Each               Cablevision Class A Common Stock                14,000
                         Rainbow Media Group Class A Common Stock         7,000
    Reporting       ------------------------------------------------------------
                    8    Shared Dispositive Power
   Person With           Cablevision Class A Common Stock             7,479,208
                         Rainbow Media Group Class A Common Stock     3,739,604
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned by Each Reporting Person
       Cablevision Class A Common Stock                               7,493,208
       Rainbow Media Group Class A Common Stock                       3,746,604
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       Cablevision Class A Common Stock                                    [X]*
       Rainbow Media Group Class A Common Stock                            [X]*
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)
       Cablevision Class A Common Stock                                    5.3%
       Rainbow Media Group Class A Common Stock                            4.8%
--------------------------------------------------------------------------------
 12    Type of Reporting Person                                              IN

--------------------------------------------------------------------------------

*Paul J. Dolan, individually and as Trustee of the trusts listed above, disclaims beneficial ownership of 3,572,412 shares of Cablevision Class A Common Stock and 1,786,206 shares of Rainbow Media Group Class A Common Stock owned by other Reporting Persons as to which she has no voting or dispositive power.

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                       CONTINUATION PAGES TO SCHEDULE 13G


ITEM 1(a)      NAME OF ISSUER:

               Cablevision Systems Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1111 Stewart Avenue
               Bethpage, New York 11714

ITEM 2(a)      NAME OF PERSON FILING:

               This Statement is being filed by the persons (the "Reporting Persons") identified in the cover pages hereto.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the principal place of business for each Reporting Person is:
               c/o William A. Frewin
               340 Crossways Park Drive
               Woodbury, New York  11797

ITEM 2(c)      CITIZENSHIP:

               Dolan Family LLC is a limited liability company formed in Delaware. Each other Reporting Person is a citizen of the U.S.A.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Cablevision NY Group Class A Common Stock, par value $.01 per share ("Cablevision Class A Common Stock")

               Rainbow Media Group Class A Common Stock, par value $.01 per share ("Rainbow Media Group Class A Common Stock")

ITEM 2(e)      CUSIP NUMBER:

               Cablevision Class A Common Stock                      12686C-10-9
               Rainbow Media Group Class A Common Stock              12686C-844

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

               Not Applicable.

ITEM 4.   OWNERSHIP

          (A)  AMOUNT BENEFICIALLY OWNED

               The amount of shares beneficially owned by each Reporting Person is set forth in Item 9 of each of the cover pages hereto, each of which is incorporated herein by reference.

          (B)  PERCENT OF CLASS:

               The percent of the class beneficially owned by each Reporting Person is set forth in Item 11 of each of the cover pages hereto, each of which is incorporated herein by reference.

          (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

               (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

               (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                     The number of shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth in Items 5 through 8 of each of the cover pages hereto, each of which is incorporated herein by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Each Reporting Person owns less than 5% of Rainbow Media Group Class A Common Stock. See Item 11 of each of the cover pages hereto, each of which is incorporated herein by reference.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          See Exhibit A hereto.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit B hereto.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  February 13, 2002

                                             Dolan Family LLC

                                             By:
                                                 -------------------------------
                                                 Edward C. Atwood,
                                                 as Manager

                                             By:                *
                                                 -------------------------------

                                             Kathleen M. Dolan, individually and
                                             as Trustee for Dolan Descendants
                                             Trust, Dolan Progeny Trust, Dolan
                                             Grandchildren Trust, Dolan Spouse
                                             Trust, DC Kathleen Trust, and as
                                             Director of Dolan Children's
                                             Foundation

                                             By:                *
                                                 -------------------------------

                                             Marianne Dolan Weber, individually
                                             and as Trustee for Dolan
                                             Descendants Trust, Dolan Progeny
                                             Trust, Dolan Grandchildren Trust,
                                             Dolan Spouse Trust, DC Marianne
                                             Trust, and as Director of Dolan
                                             Children's Foundation

                                             By:                *
                                                 -------------------------------

                                             Deborah Dolan Sweeney, individually
                                             and as Trustee for Dolan
                                             Descendants Trust, Dolan Progeny
                                             Trust, Dolan Grandchildren Trust,
                                             Dolan Spouse Trust, DC Deborah
                                             Trust, and as Director of Dolan
                                             Children's Foundation

                                             By:                *
                                                 -------------------------------

                                             Paul J. Dolan, individually and as
                                             Trustee for Dolan Descendants
                                             Trust, Dolan Progeny Trust, Dolan
                                             Grandchildren Trust, Dolan Spouse
                                             Trust, DC James Trust, and DC
                                             Kathleen Trust

                                             By:                *
                                                 -------------------------------

*By: /s/ William A. Frewin, Jr.
     ----------------------------------
           William A. Frewin, Jr.
              Attorney-in-Fact